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            CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

1.   The present name of the corporation is: IBT Bancorp, Inc.

2.   The identification number assigned by the Bureau is: 346-543

3. Article III of the Articles of Incorporation is hereby amended to read as follows:

     THE TOTAL AUTHORIZED CAPITAL STOCK OF THE CORPORATION IS FOUR MILLION (4,000,000) SHARES OF COMMON STOCK WITH NO PAR VALUE, ALL OF ONE CLASS WITH VOTING RIGHTS.

4. The foregoing amendment to the Articles of Incorporation was duly adopted on the 21st day of June, 1999, by the board of a profit corporation pursuant to section 611(2).

Signed this 21st day of June, 1999

By /s/ David W. Hole
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       David W. Hole, President
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